EX-99.g.1.a.

EXHIBIT B

ABERDEEN FUNDS

Fund Administration Agreement

Fee Schedule*

Fees

The Trust shall pay fees to the Administrator, as set forth in the schedule directly below, for the provision of services covered by this Agreement. Fees will be computed daily and payable monthly at an annual rate based on the aggregate amount of the Trust’s average daily net assets. The Trust will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and in providing services to the Trust.  All fees and expenses shall be paid by the Trust to the Administrator on behalf of the Administrator.

Aggregate Fee as a
Trust Asset Level	Percentage of Net Assets
First $500 million	0.045%
Over $500 million to $2 billion	0.03%
Over $2 billion	0.015%

The asset-based fees are subject to a monthly minimum fee equal to the number of Funds multiplied by $2083.33.

Funds of the Trust

Aberdeen U.S. Equity Fund

Aberdeen Select Worldwide Fund

Aberdeen China Opportunities Fund

Aberdeen Developing Markets Fund

Aberdeen International Equity Fund

Aberdeen Equity Long-Short Fund

Aberdeen Global Financial Services Fund

Aberdeen Health Sciences Fund

Aberdeen Natural Resources Fund

Aberdeen Technology and Communications Fund

Aberdeen Global Utilities Fund

Aberdeen Optimal Allocations Fund: Growth

Aberdeen Optimal Allocations Fund: Moderate Growth

Aberdeen Optimal Allocations Fund: Moderate

Aberdeen Optimal Allocations Fund: Defensive

Aberdeen Optimal Allocations Fund: Specialty

Aberdeen Small Cap Fund

Aberdeen Tax-Free Income Fund

Aberdeen Core Income Fund

Aberdeen Core Plus Income Fund

Aberdeen Asia Bond Institutional Fund

Aberdeen Global Fixed Income Fund

Aberdeen Global Small Cap Fund

Aberdeen International Equity Institutional Fund

Aberdeen Emerging Markets Institutional Fund

Aberdeen Asia-Pacific (ex-Japan) Equity Institutional Fund

Aberdeen Global High Yield Bond Fund

Aberdeen Emerging Markets Debt Local Currency Fund

Aberdeen Ultra-Short Duration Bond Fund

* As most recently approved at the June 9, 2010 Board Meeting.